Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Offering Statement of Sentient Brands Holdings, Inc. on Form 1-A of our report dated April 15, 2021, relating to the consolidated financial statements of Sentient Brands Holdings, Inc. as of December 31, 2020, and 2019, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Sentient Brands Inc’s. ability to continue as a going concern). We also consent to the reference to our firm under the heading “Experts”.

/s/ Boyle CPA, LLC

Boyle CPA, LLC

361 Hopedale Drive SE

Bayville, NJ 08721